EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 29, 2016 (May 11, 2017 as to Note 1(y)) relating to the financial statements of SMART Global Holdings, Inc. and subsidiaries as of and for the years ended August 26, 2016 and August 28, 2015 appearing in Registration Statement No. 333-217539.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 7, 2017